                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement         [_]  CONFIDENTIAL, FOR USE OF THE
                                              COMMISSION ONLY (AS PERMITTED BY
                                              RULE 14A-6(E)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                           USN Communications, Inc.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------


     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------


     (2) Form, Schedule or Registration Statement No.:

     -------------------------------------------------------------------------


     (3) Filing Party:

     -------------------------------------------------------------------------


     (4) Date Filed:

     -------------------------------------------------------------------------

Notes:

                                                                           LOGO
-------------------------------------------------------------------------------

J. THOMAS ELLIOTT                                    USN COMMUNICATIONS, INC.
Chairman of the Board, President and Chief Executive Officer
                                                     10 South Riverside Plaza,
                                                     Suite 401
                                                     Chicago, Illinois 60606
                                                     Telephone: (312) 906-3600
                                                     Facsimile: (312) 906-3636

May 4, 1998

To All USN Communications, Inc. Stockholders:

  It is a pleasure to invite you to our Annual Meeting of Stockholders which will be held at the Hyatt Regency Chicago, 151 East Wacker Drive, Chicago, Illinois on Friday, May 29, 1998 at 9:00 a.m. Central time. Your continued interest in our Company is appreciated, and I hope that as many of you as possible will attend the Annual Meeting.

  At the meeting you will be asked to elect two directors to terms ending at the 2001 Annual Meeting of Stockholders and to ratify the appointment of Deloitte & Touche LLP as USN's independent auditors for the fiscal year ending December 31, 1998.

  Regardless of the number of shares you own, it is important that they are represented and voted at the meeting, whether or not you plan to attend. Accordingly, you are requested to sign, date and mail the enclosed proxy at your earliest convenience.

  On behalf of the Board of Directors, thank you for your cooperation and continued support.

                                       Sincerely,

                                       /s/ J. Thomas Elliott
                                       J. Thomas Elliott
                                       Chairman of the Board, President
                                        and Chief Executive Officer

                                                                           LOGO
-------------------------------------------------------------------------------

                           USN COMMUNICATIONS, INC.
                      10 SOUTH RIVERSIDE PLAZA, SUITE 401
                            CHICAGO, ILLINOIS 60606

                 NOTICE OF 1998 ANNUAL MEETING OF STOCKHOLDERS

  The 1998 Annual Meeting of Stockholders of USN Communications, Inc. (the "Company") will be held at the Hyatt Regency Chicago, 151 East Wacker Drive, Chicago, Illinois on Friday, May 29, 1998 at 9:00 a.m. Central time.

  The Annual Meeting will be held for the following purposes:

    1. To elect two directors to serve until the 2001 Annual Meeting of Stockholders and until their successors have been duly elected and qualified;

    2. To ratify the appointment of Deloitte & Touche LLP as the Company's independent auditors for the fiscal year ending December 31, 1998; and

    3. To transact any other business that may properly come before the Annual meeting.

  May 1, 1998 has been designated as the date of record for the determination of stockholders entitled to receive notice of and to vote at the Annual Meeting and any adjournments thereof.

                                   By order of the Board of Directors,

                                   /s/ Thomas A. Monson
                                   Thomas A. Monson
                                   Vice President, General Counsel
                                     and Secretary

May 4, 1998


 WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE MARK, DATE AND SIGN THE ENCLOSED FORM OF PROXY AND RETURN IT PROMPTLY IN THE ENVELOPE WHICH HAS BEEN PROVIDED. YOU MAY REVOKE YOUR PROXY AT ANY TIME BEFORE IT IS VOTED BY WRITTEN NOTICE TO SUCH EFFECT, BY SUBMITTING A SUBSEQUENTLY DATED PROXY OR BY ATTENDING THE ANNUAL MEETING AND VOTING IN PERSON.

                                                                           LOGO
                                PROXY STATEMENT

                     GENERAL INFORMATION FOR STOCKHOLDERS

  This proxy statement is furnished in connection with the solicitation by the Board of Directors of USN Communications, Inc. (the "Company") of proxies to be voted at the Annual Meeting of Stockholders (the "Annual Meeting") to be held on May 29, 1998 and at any and all adjournments or postponements of such Annual Meeting. May 1, 1998 has been designated as the date of record for the determination of stockholders entitled to receive notice of and to vote at the Annual Meeting and any adjournments thereof. As of April 30, 1998 there were issued and outstanding 23,137,513 shares of Common Stock. Holders of Common Stock are entitled to one vote per share.

  This Proxy Statement and form of proxy were initially mailed to stockholders on or about May 4, 1998. In addition to solicitation by mail, the Company will request security dealers, banks, fiduciaries and nominees to furnish proxy materials to beneficial owners of the Common Stock of whom they have knowledge and will reimburse them for their expenses for doing so. Additional solicitation may be made by letter, telephone or facsimile by officers and employees of the Company. In addition, the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1997, including financial statements, has been mailed to each stockholder of record and provided to security dealers, banks, fiduciaries and nominees for mailing to beneficial owners at the Company's expense.

  All duly executed proxies received by management prior to the Annual Meeting will be voted in accordance with the choices specified by stockholders on their proxies. If no choice is specified by a stockholder, the shares of such stockholder will be voted FOR the election of the two nominees for directors listed in this Proxy Statement and FOR the ratification of the appointment of Deloitte & Touche LLP as the independent auditors of the Company. Stockholders who execute proxies may revoke them at any time before they are voted by filing with the Company a written notice of revocation, by delivering a duly executed proxy bearing a later date or by attending the Annual Meeting and voting in person. Notice of revocation should be sent to the Secretary of the Company at 10 South Riverside Plaza, Suite 401, Chicago, Illinois 60606.

  The Bylaws of the Company provide that, except as otherwise provided by law or by the Certificate of Incorporation, the holders of a majority of the voting power of the capital stock issued and outstanding and entitled to vote, present in person or represented by proxy shall constitute a quorum for the transaction of business at the Annual Meeting. The Bylaws also provide that
(i) directors shall be elected by a plurality of the votes cast at the Annual Meeting and (ii) except as required by law, the Certificate of Incorporation or the Bylaws, any other matter brought before the Annual Meeting shall be decided by the vote of the holders of a majority of the voting power of the capital stock represented and entitled to vote at the Annual Meeting.

  Votes cast at the Annual Meeting will be tabulated by the persons appointed by the Company to act as inspectors of election for the Annual Meeting. The inspectors of election will treat shares of voting stock represented by a properly signed and returned proxy as present at the Annual Meeting for purposes of determining a quorum, without regard to whether the proxy is marked as casting a vote or abstaining. Likewise, the inspectors of election will treat shares of voting stock represented by "broker non-votes" as present for purposes of determining a quorum at the Annual Meeting. Broker non-votes as to particular proposals, however, will be deemed shares not having voting power on such proposals, will not be counted as votes for or against such proposals, and will not be included in calculating the number of votes necessary for approval of such proposals. As a result of the foregoing, shares not voted, whether by abstention, broker non-votes or otherwise, will have no effect on the election of directors. However, abstentions as to other proposals will have the same effect as a vote against the proposal.

  The expense of this solicitation will be paid by the Company. Brokers and certain other holders for beneficial owners will be reimbursed for out-of-pocket expenses incurred in the solicitation of proxies from the beneficial owners of shares held in their names. The Company has retained the services of Innisfree M&A Incorporated to assist in the solicitation of proxies for a fee not expected to exceed in the aggregate $6,000 plus reasonable out-of-pocket expenses.

                             ELECTION OF DIRECTORS

  Two directors are to be elected to hold office for terms expiring on the date of the 2001 Annual Meeting of Stockholders and until their successors are duly elected and qualified or until their earlier resignation, retirement, death or removal. Each of the nominees has been designated by the Board of Directors and is currently a member of the Board of Directors. Each nominee has consented to being named in the Proxy Statement as a nominee for director and has agreed to serve as a director if elected. The proxies appointed by name in the enclosed proxy form will vote as instructed by the stockholder for the election of the nominees listed below. The proxies, however, reserve full discretion to cast votes for any other person if any nominee shall be unable to serve, or for good cause will not serve, except where authority is withheld by the stockholder.

  Under the terms of the indenture which governs the Company's 14% Senior Discount Notes due 2003 (the "14% Senior Notes"), the Company is required to elect an additional independent director with experience in the telecommunications industry by July 30, 1998. This director, when named, will fill the current vacancy in Class I directors. The proxies solicited hereby may not be voted for a greater number of nominees than two.

INFORMATION CONCERNING NOMINEES FOR DIRECTORS

  Set forth below for each nominee is his name and age; the date on which he first became a director of the Company; the names of other companies of which he serves as a director; and his principal occupation during at least the last five years.

  Dennis B. Dundon, Chief Operating Officer and Director, joined the Company in April 1997. Mr. Dundon has been a director of the Company since February 1998. From 1991 to 1996, Mr. Dundon served as President and Chief Executive Officer of EMI Communications Corp. ("EMI"), a regional telecommunications company, until EMI was acquired by Intermedia Communications, Inc. From June 1996 to March 1997, Mr. Dundon served as Senior Vice President of Intermedia, a competitive local exchange carrier. From 1988 to 1991, Mr. Dundon was President and owner of DBD Associates, Inc., a consulting firm providing services to the telecommunications sector. Mr. Dundon is a past Chairman and Director of the Competitive Telecommunications Association. Mr. Dundon holds a B.S. degree from Clarkson University and an M.B.A. degree from the University of Rochester. Mr. Dundon is 53 years of age.

  James P. Hynes, Director, was elected a director of the Company in December 1997. Mr. Hynes is a Managing Director of Fidelity Capital, a division of FMR Corp., where he directed development of and currently serves as the Chairman of the Board of COLT Telecom Group plc ("COLT"), a European provider of competitive telecommunications services. Mr. Hynes has managed Fidelity Capital's Telecommunications and Technology Group since 1990 and has served as Chairman of the Board of COLT since its inception in 1992. Prior to joining Fidelity Capital, Mr. Hynes was the President of Fidelity Telecommunications. He has also held senior telecommunications and systems positions at Chase Manhattan Corp., Bache and Co., Inc. and Continental Corporation. In his role at Fidelity Capital, Mr. Hynes serves on the Board of Directors of several companies, and directed the development of, and serves as the Chairman of, MetroRED Telecommunications S.A., a provider of competitive telecommunications services in Latin America. Mr. Hynes is 50 years of age.

                            THE BOARD OF DIRECTORS

  The Company's Certificate of Incorporation and Bylaws provide for a classified Board of Directors of eleven directors of three classes as nearly equal in number as possible with the directors in each class serving staggered three-year terms. At the Annual Meeting, the size of the Board will be reduced from eleven members to nine members, and Mr. Hofmann will not stand for reelection to the Board. In 1997, the Board of Directors held 16 meetings.

  The continuing members of the Board of Directors; their ages; the dates on which they first became directors of the Company; the names of other companies of which they serve as directors; and their principal occupations during at least the last five years are set forth below. Mr. Dundon is currently a Class II director, and Mr. Hynes is currently a Class III director.

OTHER CLASS I DIRECTOR (TERM EXPIRES 1998)

  Donald J. Hofmann, Jr., Director, has been a director of the Company since April 1994. Mr. Hofmann has been a General Partner of Chase Capital Partners (formerly known as Chemical Venture Partners) since 1992. Chase Capital Partners is the sole general partner of Chase Venture Capital Associates, L.P. Prior to joining Chase Capital Partners, he was head of MH Capital Partners, Inc., the equity investment arm of Manufacturers Hanover. Mr. Hofmann holds a B.B.A. degree from Hofstra University and an M.B.A. degree from Harvard Business School. Mr. Hofmann is 40 years of age.

OTHER CLASS II DIRECTORS (TERMS EXPIRE 1999)

  Richard J. Brekka, Director, has been a director of the Company since April 1994. Mr. Brekka served as Chairman of the Board of the Company from December 1996 until October 1997. Mr. Brekka is Senior Managing Director of Dolphin Communications, L.P., a private equity fund specializing in communications investments in the United States. From February 1992 until May 1997, he was a Managing Director of CIBC Wood Gundy Capital ("CIBC"), the merchant banking division of Canadian Imperial Bank of Commerce, and a director and the President of CIBC Wood Gundy Ventures, Inc., an indirect wholly owned subsidiary of Canadian Imperial Bank of Commerce. Currently, Mr. Brekka serves on the board of directors of Telesystem International Wireless, Inc., and Epoch Networks, Inc. Mr. Brekka received a B.S. degree in finance from the University of Southern California, and an M.B.A. degree from the University of Chicago. Mr. Brekka is 37 years of age.

  Ronald W. Gavillet, Executive Vice President, Strategy & External Affairs and Director, has performed the Company's legal, regulatory and strategic functions since 1994. Mr. Gavillet has been a director of the Company since February 1998. Prior to joining the Company, Mr. Gavillet spent more than four years, from 1985 to 1987 and from 1992 to 1994, with MCI in a number of senior legal and regulatory positions. Between these periods at MCI, Mr. Gavillet was in private law practice representing competitive carriers such as Teleport Communications Group, Inc., Centex Telemanagement Inc., Centel Corp., Sprint Corp. and Telesphere Communications Inc. Mr. Gavillet holds B.A. and B.S. degrees from Southern Illinois University, a J.D. degree from Catholic University of America's Columbus School of Law and a Master of Management degree from Northwestern University's Kellogg School of Management and serves on the Telecommunications Resellers Association Local Services Council. Mr. Gavillet is 38 years of age.

  Eugene A. Sekulow, Director, was elected a director of the Company in August 1995. Mr. Sekulow served as Executive Vice President of NYNEX Corporation from December 1991 to 1993. From 1986 to 1991, he served as President of NYNEX International Company. Since his retirement from NYNEX in 1993, Mr. Sekulow has founded his own telecommunications consultancy where he has been retained by European, U.S., Japanese, Southeast Asian and Canadian companies. Currently, Mr. Sekulow serves on the board of directors of RSL Communications, Inc. Mr. Sekulow attended the University of Stockholm and the University of Oslo. He earned an M.A. degree in political science and economics and a Ph.D. degree from Johns Hopkins University. Mr. Sekulow is 66 years of age.

OTHER CLASS III DIRECTORS (TERMS EXPIRE 2000)

  J. Thomas Elliott, Chairman of the Board, President and Chief Executive Officer, has been the Chief Executive Officer since April 1996, Chairman of the Board since October 1997 and a director since October 1995. Mr. Elliott joined the Company in 1995 as a result of the Company's acquisition of Quest America L.P., a company which he co-founded. From 1991 to 1993, Mr. Elliott was Senior Vice-President of Sales and Marketing of Wiltel Communications Systems. From 1990 to 1991, Mr. Elliott was President and Chief Executive Officer of Call Net Inc. (Canada's first alternative long distance company) and Lightel Inc., its affiliate fiber optic facility provider. Subsequently, these companies were combined to form Sprint Canada. Mr. Elliott holds B.A. and M.A. degrees in economics from the University of Windsor and is a member of the Executive Committee of the Association for Local Telecommunications Services. Mr. Elliott is 51 years of age.

  William A. Johnston, Director, was elected a director of the Company in June 1994. Mr. Johnston has been a Managing Director of HarbourVest Partners, LLC since January 1997. HarbourVest Partners, LLC was formed by the management team of Hancock Venture Partners, Inc. where Mr. Johnston had served in various capacities since 1983. Currently, Mr. Johnston serves on the advisory boards of The Centennial Funds, Austin Ventures, and Highland Capital Partners, as well as on the board of directors of Epoch Networks, Inc., Golden Sky Systems, Inc., The Marks Group, Inc., and MultiTechnology Corp. Internationally, he serves on the board of directors of Esprit Telecom Group, plc. Mr. Johnston received a B.A. degree from Colgate University and an M.A. degree from Syracuse University School of Management. Mr. Johnston is 46 years of age.

  David C. Mitchell, Director, was elected a director of the Company in December 1997. Mr. Mitchell serves as an adviser to and is a director of Commonwealth Telephone Enterprises, Inc., a provider of telephone and related services, and of Cable Michigan, Inc., a cable operator. RCN Corporation and Cable Michigan, Inc. were spun off from C-TEC Corporation, where Mr. Mitchell had served as an adviser and director since 1993, with C-TEC Corporation then changing its name to Commonwealth Telephone Enterprises, Inc. Mr. Mitchell was Chief Executive Officer of Personal Sound Technologies from October 1992 to May 1993 after retiring from Rochester Telephone (Frontier Corporation) in 1992. Mr. Mitchell is also on the boards of Lynch Corporation, Marine Midland Bank-Rochester, Finger Lakes Long Term Care Insurance Co. and IBS International Corp. Mr. Mitchell is 56 years of age.

COMMITTEES OF THE BOARD OF DIRECTORS

  The Company has three standing committees: an Executive Committee, an Audit Committee and a Compensation Committee.

EXECUTIVE COMMITTEE

  The Executive Committee has been established to assist the Board of Directors in fulfilling its strategic management and planning responsibilities. It has responsibility for reviewing and recommending to the Board of Directors approval of strategic transactions, including, for example, potential acquisitions, financings with debt and/or equity and entry into new product/business lines. The Executive Committee is currently comprised of Messrs. Brekka, Elliott, Hynes and Mitchell. The Executive Committee was formed in February 1998.

AUDIT COMMITTEE

  The Audit Committee has been established to assist the Board of Directors in fulfilling its oversight responsibility by monitoring and reviewing the effectiveness of the Company (i) financial reporting process, (ii) system of internal controls over financial operations and (iii) audit process. It has responsibility for making recommendations to the Board of Directors with respect to the Company's independent certified public accountants. In addition, the Audit Committee approves the scope of the annual audit and reviews the results and recommendations of the independent auditors upon completion of the annual audit. The Audit Committee has the authority to meet and confer with the Company's independent accountants, officers and employees in connection with carrying out its responsibilities. The Audit Committee is presently comprised of Messrs. Hofmann, Mitchell and Sekulow. The Audit Committee held three meetings in 1997.

COMPENSATION COMMITTEE

  The duties of the Compensation Committee are to review and approve a compensation philosophy and guidelines for the Company's executive officers and directors. In addition, the Compensation Committee reviews and recommends for approval by the Board of Directors base salaries, employment agreements and equity-based incentive awards, including stock options, for the Company's executive officers. The Committee also reviews and approves incentive compensation and other performance based compensation arrangements and administers the Company's stock option and other stock-based plans. The Compensation Committee is presently comprised of Messrs. Brekka, Hynes and Johnston. The Compensation Committee held three meetings during 1997.

ATTENDANCE

  All of the incumbent directors attended at least 75% of the Board and committee meetings held in 1997 during the period they were members of the Board or of a committee.

COMPENSATION OF DIRECTORS

  The Board of Directors has established a policy, effective as of January 1, 1998, for the compensation of directors who are not employees of the Company or any of its subsidiaries. Under the policy, non-employee directors are entitled to an annual retainer of $12,500, payable in cash or stock at the election of the director. In addition, non-employee directors are entitled to $1,500 for each meeting of the Board of Directors or committees of the Board of Directors attended in person ($500 in the case of committee meetings held immediately before or after a meeting of the Board of Directors) and $500 for each telephonic meeting. Non-employee directors are also entitled to receive an annual stock option grant for 7,500 shares of Common Stock. The Company reimburses directors for out-of-pocket expenses related to Board activities.

                     REPORT OF THE COMPENSATION COMMITTEE

  The Compensation Committee of the Board of Directors (the "Compensation Committee") is responsible for reviewing and approving a compensation philosophy and guidelines for executive officers and directors and for recommending approval of specific base and incentive compensation levels and employment agreements for executive officers. The Compensation Committee establishes and administers other compensation plans, policies and procedures, including the Company's stock option and other stock-based plans. The Compensation Committee is currently comprised of Messrs. Brekka, Hynes and Johnston. Messrs. Brekka and Johnston served during 1997 together with Paul S. Lattanzio, a former director who resigned following the completion of the Company's initial public offering. Mr. Hynes became a member of the Compensation Committee in February 1998. None of the current members or the former member is, or during 1997 was, an employee of the Company. The Compensation Committees' responsibilities include making recommendations to the Board of Directors for approval of all compensation matters for the Named Executive Officers.

  The Company's compensation policies are designed to benefit is stockholders by encouraging high levels of performance by key individuals, including particularly the Named Executive Officers. Given its aggressive growth strategy, the Company believes that its compensation policy should also be designed to attract, motivate and retain executives of the highest caliber in order to permit the Company to achieve its growth and profitability objectives. The compensation paid to the Company's Named Executive Officers is comprised of three elements: salary, cash bonus and stock options. Salaries paid to the Named Executive Officers in 1997 are set forth in the "Summary Compensation Table" on page 7. Such salaries were determined pursuant to employment contracts entered into by each of the Named Executive Officers and the Company and are more fully described in "Employment Agreements" included on page 10. The initial base salary was established in arm's length negotiations between each executive officer and the Company. The Compensation Committee in effect at the appropriate time reviewed, and the Board of Directors approved, each of these contracts at the time they were executed.

  Bonuses are determined annually by the Board of Directors, based upon the recommendation of the Compensation Committee. The above referenced employment contracts provide target bonuses, or bonus ranges for the Named Executive Officers. At the end of the fiscal year, the Compensation Committee reviews the performance of these executives and the accomplishments achieved by the Company during the year and determines its recommendation for appropriate bonuses within the ranges contained in the employment agreements. For fiscal year 1997, the Company paid its Named Executive Officers bonuses, as set forth in the "Summary Compensation Table" on page 7. These bonuses generally reflect the maximum bonus provided for in the employment agreements. The Compensation Committee recommended, and the Board of Directors approved, such bonuses based upon several factors including: the Company's success in rolling out its bundled service offering in 1997, the substantial increase in access lines sold and provisioned in 1997, completion of a private placement of debt securities and warrants in August 1997 (the "1997 Private Placement") to fund the Company's expansion, and the effects undertaken in 1997 regarding the Company's initial public offering (successfully completed in February 1998) and the acquisition of Hatten Communications Holding Company, Inc. (the "Acquisition") (completed in February 1998). The Compensation Committee also determines ranges of bonuses for other officers of the Company and makes recommendations for actual bonuses based upon the performance of such officers and the achievements of the Company during the year.

  The Company also compensates its executives in the form of stock option grants. The purpose of such grants is to align employee interests with those of stockholders and to promote long term growth and performance through encouraging long term loyalty to the Company by employees. The Company has two equity incentive plans: the Amended and Restated 1994 Stock Option Plan and the Omnibus Securities Plan (collectively, the "Plans"). Each of the Plans is more fully described under the heading "Benefit Plans" on page 8. In fiscal year 1997, the Company awarded incentive stock options pursuant to each of the Plans, as set forth in "Option Grants in the Last Fiscal Year" included on page 8. The Company awarded 682,000 options in the aggregate to the Named Executive Officers in September 1997 based primarily upon the Company's sales and operating achievements and the successful completion of the 1997 Private Placement. The Compensation Committee consulted with and relied upon the advice of an independent compensation consultant who conducted market surveys and made recommendations to the Compensation Committee regarding the award of such stock options.

  J. Thomas Elliott was President and Chief Executive Officer of the Company throughout all of fiscal year 1997 and was named Chairman of the Board in October 1997. Mr. Elliott's salary in 1997 was $195,000 in accordance with his employment contract. Mr. Elliott received a cash bonus of $97,500 also in accordance with the terms of employment contract and as determined by the Board of Directors. Mr. Elliott's employment contract was negotiated at arm's length with the Company. In fiscal year 1997, Mr. Elliott was awarded options to purchase 230,000 shares of Common Stock, with a value of approximately $1,555,375 based upon the closing price of the Company's Common Stock on April 29, 1998. Among the factors considered by the Compensation Committee in its consideration of Mr. Elliott's performance and his compensation in 1997 were the Company's success in rolling out its bundled service offering in 1997, the substantial increase in access lines sold and provisioned in 1997, the 1997 Private Placement and the efforts under taken in 1997 regarding the initial public offering and the Acquisition. These factors were deemed crucial to the implementation of the Company's growth strategy.

  The foregoing report is provided by the following members of the Compensation Committee.

                                          Richard J. Brekka
                                          William A. Johnston

                            EXECUTIVE COMPENSATION

 Summary Compensation Table

  The following table sets forth certain information concerning the cash and non-cash compensation during fiscal year 1997 earned by or awarded to the Chief Executive Officer and the four other most highly compensated executive officers of the Company whose combined salary and bonus exceeded $100,000 during the fiscal year ended December 31, 1997 (the "Named Executive Officers").

                                                   ANNUAL
                                                COMPENSATION
                                              -----------------     ALL OTHER
                                      YEAR     SALARY   BONUS      COMPENSATION
                                      ----    -------- --------    ------------
J. Thomas Elliott.................... 1997    $195,000 $127,000(1)       --
 Chairman of the Board, President and
  Chief Executive                     1996     182,500   97,500(2)       --
 Officer                              1995(3)  139,165      --       $75,000
Ronald W. Gavillet................... 1997     185,000  100,000(1)    15,000(4)
 Executive Vice President, Strategy &
  External Affairs                    1996     167,600   92,500(2)       --
                                      1995     135,000   50,000(5)       --
Ryan Mullaney........................ 1997     125,000  119,926(6)       --
 Executive Vice President, Sales and
  Marketing                           1996      21,634   25,000          --
                                      1995(7)      --       --           --
Gerald J. Sweas...................... 1997     150,000   60,000(1)       --
 Executive Vice President & Chief
  Financial Officer                   1996      14,423   20,000(2)       --
                                      1995(8)      --       --           --
Steven J. Parrish.................... 1997     142,200   56,000(1)       --
 Executive Vice President, Operations 1996      49,539      --           --
                                      1995(9)      --       --           --

--------
(1) Represents bonus earned with respect to 1997 and paid in 1998.
(2) Represents bonus earned with respect to 1996 and paid in 1997.
(3) Includes Mr. Elliott's compensation as an officer of Quest America, LP prior to the acquisition of its business by the Company. The $75,000 included as other compensation represents the amount Mr. Elliott received for consulting service to the Company prior to the Company's acquisition of the business of Quest America, LP.
(4) Represents payment with respect to vacation accrued in 1996.
(5) Represents amounts paid in 1996 with respect to bonuses earned in prior periods, primarily in 1995.
(6) Represents bonus earned in 1997, of which $101,176 was paid 1997 and $18,750 was paid in 1998.
(7) Mr. Mullaney commenced employment with the Company in October 1996.
(8) Mr. Sweas commenced employment with the Company in November 1996.
(9) Mr. Parrish commenced employment with the Company in January 1996.

OPTION GRANTS

  The following table sets forth the aggregate number of stock options granted to each of the Named Executive Officers during the fiscal year ended December 31, 1997. Options are exercisable for Common Stock of the Company.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                                          POTENTIAL REALIZABLE
                                                                            VALUE AT ASSUMED
                                        PERCENT OF                        ANNUAL RATE OF STOCK
                            NUMBER OF  TOTAL OPTIONS                              PRICE
                            SECURITIES  GRANTED TO                          APPRECIATION FOR
                            UNDERLYING EMPLOYEES IN  EXERCISE              OPTION TERM ($)(1)
                             OPTIONS      FISCAL       PRICE   EXPIRATION ---------------------
   NAME                      GRANTED      YEAR(%)    ($/SHARE)    DATE        5%        10%
   ----                     ---------- ------------- --------- ---------- ---------- ----------
   J. Thomas Elliott.......  230,000       9.91        8.80      9/4/04    2,907,552 4 ,495,344
   Ronald W. Gavillet......  230,000       9.91        8.80      9/4/04    2,907,552  4,495,344
   Ryan Mullaney...........   75,000       3.23        8.80      9/4/04      948,115  1,465,873
   Gerald J. Sweas.........  100,000       4.31        8.80      9/4/04    1,264,153  1,954,498
   Steven J. Parrish.......   47,000       2.03        8.80      9/4/04      594,152    918,614

--------
(1) The information disclosed assumes, solely for purposes of demonstrating potential realizable value of the options, that the per share fair market value of the Common Stock as of December 31, 1997 equals the initial public offering price of $16.00 and increases at the rate indicated, effective as of December 31 of each subsequent full calendar year during the option term. However, no representation is made that the rates of increase in value can or will be achieved.

  The following table sets forth certain information concerning the exercise of stock options by the Named Executive Officers during the fiscal year ended December 31, 1997 and the aggregate value of unexercised options held by each of the Named Executive Officers.

   OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION VALUES(1)

                                                            NUMBER OF           VALUE OF UNEXERCISED
                                                      SECURITIES UNDERLYING     IN-THE-MONEY OPTIONS
                                                     UNEXERCISED OPTIONS AT           AT FISCAL
                              SHARES                   FISCAL YEAR-END (#)          YEAR-END ($)
                            ACQUIRED ON    VALUE    ------------------------- -------------------------
   NAME                      EXERCISE   REALIZED($) EXERCISABLE/UNEXERCISABLE EXERCISABLE/UNEXERCISABLE
   ----                     ----------- ----------- ------------------------- -------------------------
   J. Thomas Elliott.......     --          --           114,705/489,545         1,818,074/5,769,788
   Ronald W. Gavillet......     --          --           133,940/414,650         2,124,489/4,582,703
   Ryan Mullaney...........     --          --            37,500/112,500           443,000/983,000
   Gerald J. Sweas.........     --          --            55,000/155,000           652,250/1,372,250
   Steven J. Parrish.......     --          --            40,250/74,000            637,963/766,350

--------
(1) The information disclosed assumes, solely for purposes of illustrating the value of in-the-money options, that the per share fair market value of the Common Stock as of December 31, 1997 equals the initial public offering price of $16.00.

BENEFIT PLANS

 1994 Amended and Restated Stock Option Plan

  In September 1996, the Board of Directors adopted, and the stockholders subsequently approved, the Amended and Restated 1994 Stock Option Plan (the "1994 Plan"), which was originally adopted by the Board of Directors and subsequently approved by the stockholders in September 1994. A total of 1,004,520 shares of Common Stock have been reserved for issuance under the 1994 Plan. The purposes of the 1994 Plan are to attract and retain qualified personnel, to provide additional incentives to employees, officers and directors of the Company and its affiliates and to promote the success of the Company's business. Under the 1994 Plan, the Company may grant incentive or non-qualified stock options to employees, officers and directors. However, to the extent that the aggregate fair market value of the Common Stock issued to any person exceeds $100,000, such options must be treated as nonqualified stock options.

  Options granted under the 1994 Plan generally become exercisable six months after the date of the grant at a rate of 25% of the shares subject to the option and thereafter, at a rate of 25% at the end of each six month period for a total of two years. Under the 1994 Plan, the per share exercise price of the options shall be determined by the committee administering the 1994 Plan and may be (i) fixed at the time of grant, (ii) float in accordance with a predetermined formula or (iii) any combination thereof. The maximum term of a stock option under the 1994 Plan is ten years. If an optionee terminates his or her service for reasons other than death, disability, retirement, resignation or discharge for cause, the optionee may exercise only those option shares vested as of the date of termination. Further, if an optionee retires without prior Board of Directors approval or is terminated for cause, all options previously not exercised generally expire and are forfeited. In addition, the Company has the option to repurchase all or any part of the shares issued or issuable upon exercise, if an optionee's employment terminates for any reason whatsoever. Options are subject to adjustment under certain circumstances. In the event of a "Sale" (as defined in the 1994 Plan), the Committee has discretion to make outstanding options immediately exercisable. Some of the option agreements under the 1994 Plan provide that in the event of a Change in Control (as defined in the 1994 Plan), the options shall automatically become immediately exercisable.

  The 1994 Plan may be amended at any time by the Board of Directors, although certain amendments require the consent of the participants of the 1994 Plan. The 1994 Plan will terminate in September 2004, unless earlier terminated by the Board of Directors.

 1996 Option Grants Outside of the 1994 Stock Option Plan

  In connection with a private placement financing completed in September 1996.Messrs. Elliott, Gavillet and Parrish were granted 182,340, 119,960 and 6,000 options, respectively, and certain other employees were granted a total of 11,310 options, to purchase a corresponding number of shares of Common Stock at an exercise price of $.15 per share. Certain of such options are exercisable with respect to Messrs. Elliott and Gavillet only upon conversion from time to time of certain convertible notes issued by the Company into shares of Common Stock. Options to purchase 72,410 shares became exercisable on February 9, 1998.

 Omnibus Securities Plan

  In August 1997, the Board of Directors adopted and the stockholders approved, the Omnibus Securities Plan of USN Communications, Inc. (the "Omnibus Securities Plan"). A total of 2,750,000 shares have been reserved for issuance under the Omnibus Securities Plan. The purpose of the Omnibus Securities Plan is to benefit the Company's stockholders by encouraging high levels of performance by individuals whose performance is a key element in achieving the Company's continued success, and to enable the Company to recruit, reward, retain and motivate employees for the benefit of the Company and its stockholders. Under the Omnibus Securities Plan, the Company may grant incentive or non-qualified stock options, stock appreciation rights ("SARs"), restricted stock awards, performance awards and other stock based awards. Employees of the Company and its subsidiaries and non-employee directors of the Company are eligible to participate in the Omnibus Securities Plan. The Omnibus Securities Plan is administered by the Compensation Committee, which determines among other things, the terms and recipients of the awards. The Omnibus Securities Plan may be amended by the Board of Directors, although certain amendments require the consent of the participants. The Omnibus Securities Plan will terminate in 2007 unless earlier terminated by the Board of Directors. In the event of a change of control (as defined in the Omnibus Securities Plan) all options and SARs become fully vested and exercisable and restrictions on restricted stock lapse and pro rata portions of performance awards become payable.

  In September 1997, the Compensation Committee authorized the grant of stock options to substantially all non-executive officer employees of the Company and its subsidiaries. These options have an exercise price of $8.80 per share, with one-third of the options vesting on February 9, 1998 and one-third of the options vesting on each of the two anniversaries thereafter. These options initially covered a total of 958,500 shares. In addition, in September 1997, the Compensation Committee authorized the grant of options for a total of 1,137,000 shares of Common Stock to the Company's 11 executive officers and a grant of options for a total of 75,000 shares of Common Stock to the Company's then Chairman. These options also have an exercise price of $8.80 per share.

 401(k) Plan

  In January 1995, the Company adopted the Employee 401(k) Profit Sharing Plan (the "401(k) Plan") covering all of the Company's employees. Pursuant to the 401(k) Plan, employees may elect to reduce their current compensation by up to the lesser of 15% of eligible compensation or the statutorily prescribed annual limit ($9,500 in 1996) and have the amount of such reduction contributed to the 401(k) Plan. The 401(k) Plan permits, but does not require, additional contributions to the 401(k) Plan by the Company on behalf of all participants. The Company has not made any contributions to date. The 401(k) Plan is intended to qualify under Section 401 of the Internal Revenue Code of 1986, as amended, so that contributions by employees or by the Company to the 401(k) Plan, and income earned on plan contributions, are not taxable to employees until withdrawn, and contributions by the Company, if any, will be deductible by the Company when made.

EMPLOYMENT AGREEMENTS

  All of the Company's executive officers have entered into employment agreements with the Company. Each agreement provides for an initial term of two or three years and automatic one-year renewals, and sets forth a base salary and target annual bonus. The 1997 annual base salaries for Messrs. Elliott, Dundon, Gavillet, Sweas, Mullaney and Parrish were $195,000, $185,000, $185,000, $150,000, $125,000 and $142,200, respectively. Each agreement provides that the executive shall receive certain payments in the event his or her employment is terminated other than for cause, including but not limited to all amounts earned, accrued and owing to the executive and certain severance payments. In addition, each agreement contains noncompetition and nonsolicitation provisions.

  The employment agreements also provide that, in the event of a Change of Control as defined below, the options held by the executive shall become exercisable and any restrictions on such options shall lapse. Upon a Change of Control, the Company shall pay to each of Messrs. Elliott, Gavillet and Sweas, within the 10-day period following such Change of Control, an amount equal to the pro rata portion on the annual bonus that would have been payable to such executive during such year, assuming the achievement of all performance goals. Under each employment agreement, a "Change in Control" occurs if (i) a person or entity becomes the beneficial owner of 35% or more of the combined voting power of the Company's securities, (ii) the current directors, or individuals who are approved by two-thirds of the current directors, cease to constitute a majority of the board of the Company or (iii) certain mergers or liquidations of the Company occur.

  Mr. Elliott's and Mr. Gavillet's agreements provide for certain anti-dilution rights with respect to their ownership of common stock, including the right, in the event the Company sells shares of any class of stock, to purchase a certain percentage (3.8% for Mr. Elliott and 2.5% for Mr. Gavillet) of such shares on the same terms and conditions as the shares being sold. In addition, their agreements provide that if the current stockholders sell any of their shares of capital stock of the Company to a third party under certain circumstances, each of Messrs. Elliott and Gavillet has the right to sell the same percentage of his shares of capital stock as the percentage of shares that the current stockholders are selling, on the same terms and for the same consideration.

               SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS,
                           DIRECTORS AND MANAGEMENT

  The following table sets forth as of April 30, 1998, the number of shares of Common Stock and the percentage of the outstanding shares that are beneficially owned by (i) each person that is the beneficial owner of more than 5% of the outstanding shares of Common Stock, (ii) each of the directors and the Named Executive Officers of the Company and (iii) all of the current directors and executive officers of the Company as a group.

                                                           NUMBER OF   PERCENT
NAME AND ADDRESS OF BENEFICIAL OWNER(1)                   SHARES OWNED OF CLASS
---------------------------------------                   ------------ --------
Merrill Lynch Global Allocation Fund, Inc................  4,996,209     17.8%
 800 Scudders Mill Road
 Plainsboro, New Jersey 08536
Harbourvest Partners, LLC (2)............................  3,522,111     15.2%
 One Financial Center, 44th Floor
 New York, New York 10017-3903
Chase Venture Capital Associates, L.P. (3)...............  2,339,784     10.1%
 380 Madison Ave., 12th Floor
 New York, New York 10017-2070
CIBC Wood Gundy Ventures, Inc. (3).......................  2,339,784     10.1%
 425 Lexington Avenue
 New York, New York 10017-3903
Fidelity Entities (4)....................................  1,752,627      7.6%
 82 Devonshire Street
 Boston, Massachusetts 02109
BT Capital Partners, Inc. (3)............................  1,732,840      7.5%
 130 Liberty Street
 New York, New York 10017-2070
J. Thomas Elliott (5) ...................................    283,522      1.2%
Dennis B. Dundon (5).....................................     51,000      --
Ronald W. Gavillet (5)...................................    178,067      --
Richard J. Brekka (5)....................................     75,000      --
Donald J. Hofmann, Jr. (6)...............................  2,339,784     10.1%
James P. Hynes (6).......................................  1,752,627      7.6%
William A. Johnston (6)..................................  3,522,111     15.2%
David C. Mitchell (5)....................................     20,500      --
Ryan Mullaney (5)........................................     56,250      --
Steven J. Parrish (5)....................................     51,937      --
Eugene A. Sekulow........................................      1,000      --
Gerald J. Sweas (5)......................................     59,000      --
All directors and executive officers of the Company as a
 group (17 persons)......................................  8,470,268     35.5%

--------
(1) Beneficial ownership is determined in accordance with the rules of the Commission and includes voting and investment power with respect to the shares. As to each stockholder, the percentage ownership is calculated by dividing (i) the sum of the number of shares of Common Stock owned by such stockholder plus the number of shares of Common Stock that such stockholder would receive upon the exercise of currently exercisable options and warrants or the conversion of convertible securities held by such stockholder (the "Conversion Shares") by (ii) the sum of the total number of outstanding shares of Common Stock plus the total number of such stockholder's Conversion Shares.
(2) HarbourVest Partners IV--Direct Fund L.P. beneficially owns 1,744,269 shares of Common Stock. HarbourVest Partners V--Direct Fund L.P. beneficially owns 1,777,842 shares of Common Stock. Both entities are under the common control of HarbourVest Partners, LLC.
(3) Chase Venture Capital Associates, L.P., CIBC Wood Gundy Ventures, Inc. and BT Capital Partners, Inc. are affiliates of The Chase Manhattan Corporation, Canadian Imperial Bank of Commerce, and Bankers Trust New York Corporation, respectively.
(4) FMR Corp., a Massachusetts corporation ("FMR") is the parent of its wholly-owned subsidiary Fidelity Communications International, Inc. the owner of 1,168,418 shares of Common Stock. FMR Corp. is also related to Fidelity Investors Limited Partnership ("FILP"), the owner of 584,209 shares of Common Stock, through common ownership by certain shareholders and employees of FMR, of the general partner of FILP and of limited partnership interests in FILP.
(5) These shares include exercisable options.
(6) Each director disclaims beneficial ownership of any shares of Common Stock which he does not directly own.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

  Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's executive officers and directors and persons who owned greater than 10% of a class of the Company's equity securities to file with the Securities and Exchange Commission an initial statement of beneficial ownership and certain statements of changes in beneficial ownership of equity securities of the Company. Based upon a review of the Form 3s and Form 4s filed since the Company's initial public offering (consummated February 9, 1998), and based upon representations from certain reporting persons, the Company believes that all Section 16(a) filing requirements with respect to its officers and directors were met.

                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

  On August 18, 1997, in connection with a private placement of units consisting of debt and equity securities of the Company (the "1997 Private Placement"), the Company sold 30,209 shares of the Company's 9% Cumulative Convertible Pay-In-Kind Preferred Stock, Series A (the "Series A Preferred Stock"), for an aggregate purchase price of $30.2 million. The new equity was purchased by existing Company stockholders and affiliates of certain stockholders. Such Series A Preferred Stock was converted into Common Stock concurrently with the closing of the Company's initial public offering.

  In exchange for its consent allowing the Company to consummate the 1997 Private Placement, the Company paid a consent fee to the holders of its 14% Senior Notes consisting of, among other things, warrants to purchase up to 145,160 shares of Common Stock and an option to purchase 9% Consent Convertible Subordinated Notes (the "Consent Notes"). The Consent Notes were issued on January 13, 1998.

  On March 13, 1998 the holders of the Company's 14% Senior Notes exchanged $31.5 million aggregate principal amount at maturity for $33.6 million aggregate principal amount at maturity of the Company's 14 5/8% Senior Discount Notes due 2004. The option to exchange the 14% Senior Notes, in whole or in part, was granted in exchange for, among other things, the holders consent to the 1997 Private Placement.

  In 1997 and in January 1998, the Company has made advances totaling $279,745 to Ryan Mullaney, Executive Vice President, Sales and Marketing. These advances are represented by demand notes that bear interest at the prime rate and provide that a condition of the exercise of Mr. Mullaney's options is the satisfactory arrangement for the contemporaneous repayment of the notes. In December 1995, Mr. J. Thomas Elliott, Chairman of the Board, President and Chief Executive Officer of the Company, executed an interest-free promissory note in favor of the Company in the principal amount of $75,000. Such promissory note was originally payable by January 2, 1997, but such date has been extended to a date as yet undetermined.

            RATIFICATION OF THE APPOINTMENT OF INDEPENDENT AUDITORS

  On April 9, 1998, the Board of Directors appointed Deloitte & Touche LLP to serve as independent auditors for the Company for the fiscal year ending December 31, 1998, subject to ratification of such appointment at the 1998 Annual Meeting of Stockholders.

  Ratification of the appointment requires the favorable vote of a majority of the voting power of the outstanding shares of Common Stock present at the meeting and constituting a quorum. If the stockholders do not ratify this appointment, the selection of the independent auditors will be reconsidered by the Board of Directors.

  Representatives of Deloitte & Touche LLP will be present at the Annual Meeting and will be given an opportunity to make a statement if they desire to do so. They will also be available to respond to appropriate questions.

  The Board of Directors unanimously recommends a vote FOR the appointment of Deloitte & Touche LLP as auditors.

                           PROPOSALS OF STOCKHOLDERS

  In order to be considered for inclusion in the Company's proxy statement and proxy for the Annual Meeting of Stockholders to be held in 1999, proposals of stockholders pursuant to Securities and Exchange Commission Rule 14a-8 and in accordance with the Company's Amended Restated Bylaws (the "Bylaws") which govern proper notice intended to be presented at the 1999 Annual Meeting must be received in writing by the Secretary of the Company no earlier than February 28, 1999 and no later than April 1, 1999 and otherwise meet the requirements of that rule and the Company's Bylaws.

                                 OTHER MATTERS

  The Board of Directors does not know of any matters to be presented at the Annual Meeting other than those set forth in the Notice of Annual Meeting. However, if any other matters do come before the Annual Meeting, it is intended that the holders of proxies will vote thereon in their discretion.

                                          By order of the Board of Directors,

                                          /s/ Thomas A. Monson
                                          Thomas A. Monson
                                          Vice President, General Counsel
                                           and Secretary

May 4, 1998
Chicago, Illinois

      -                                           -



      -                                           -
PROXY                                                                      PROXY
                            USN COMMUNICATIONS, INC.

              PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
              FOR THE ANNUAL MEETING OF STOCKHOLDERS--MAY 29, 1998

 The undersigned appoints J. Thomas Elliott and Thomas A. Monson, and each of them, as proxies, with full power of substitution and revocation, to vote, as designated on the reverse side hereof, all the Common Stock of USN Communications, Inc. which the undersigned has power to vote, with all powers which the undersigned would possess if personally present, at the annual meeting of stockholders thereof to be held on May 29, 1998, or at any adjournment thereof.

 Unless otherwise marked, this proxy will be voted FOR the election of the nominees named and FOR the ratification of auditors.

 PLEASE VOTE, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED
                                   ENVELOPE.

                 (Continued and to be signed on reverse side.)

               USN COMMUNICATIONS, INC.
              PLEASE MARK VOTE IN OVAL
              IN THE FOLLOWING MANNER
              USING DARK INK ONLY.
                                         0
                                         I
                                         0
      -                                           -



      -                                           -
                                      For
                                      All
                                       0
                                    Withheld
                                      All
                                       0
                                    For All
                                     Except
0

                                      Yes
                                       0
1.Election of Directors
 Nominees: D. Dundon and J. Hynes
 ---------
 (Except nominee(s) written above.)

3. Do you plan to attend the 1998 Annual Meeting?

                                      For
                                       0

                                    Against
                                       0

                                    Abstain
0

2. Ratification of Auditors for fiscal year 1998.

4. In their discretion upon the transaction of such other business as may properly come before the meeting.
The undersigned acknowledges receipt of the Notice of Annual Meeting of Share-holders and of the Proxy Statement.
     Dated: _____________________________________________________________ , 1998
Signature(s)____________________________________________________________________
--------------------------------------------------------------------------------
PLEASE SIGN EXACTLY AS YOUR NAME APPEARS. JOINT OWNERS SHOULD EACH SIGN PERSON-ALLY. WHERE APPLICABLE, INDICATE YOUR OFFICIAL POSITION OR REPRESENTATION CA-PACITY.